INVESTMENT MANAGEMENT AGREEMENT

White Mountains Advisors LLC, a Delaware limited liability company (the “Adviser”), located at 200 Hubbard Road, Guilford, Connecticut 06437, and Symetra Financial Corporation, a Delaware corporation (the “Client”), located at 777 108th Avenue NE, Bellevue, Washington, 98004, on behalf of itself and its subsidiaries listed on Schedule A (each an “Affiliated Company”), enter into this investment management agreement (the “Agreement”) effective on January 1, 2015.
Adviser and the Client agree that Adviser shall serve as a discretionary investment adviser with respect to certain assets of the Client and/or its Affiliated Companies (“Investment Account”) on the following terms and conditions:
1.    Investment Account. The Investment Account shall consist of cash and securities of the Client and the Affiliated Companies.
2.    Authority. Client hereby appoints Adviser as investment adviser for the Investment Account. The Adviser agrees to manage the assets in the Investment Account in accordance with the investment guidelines agreed to by the Adviser, Client and an Affiliated Company (the “Guidelines”).
3.    Adviser’s Discretionary Authority. Subject to the Guidelines, Adviser shall have full discretion and authority as agent and attorney-in-fact for Client and each Affiliated Company to: (a) make all investment decisions with respect to the Investment Account on behalf of Client and each Affiliated Company and, except as is otherwise provided in this Agreement, at the sole risk of the Client and each Affiliated Company, (b) buy, sell, exchange, convert, liquidate or otherwise trade in any bond, or other security or investment of the Investment Account, and (c) do anything in furtherance of the foregoing which Adviser considers appropriate or advisable in connection therewith, including, without limitation, placing orders with respect to, and making arrangements for, any of the foregoing, and the selection of brokers, dealers and agents as Adviser determines in its discretion.
4.    Liability. In the performance of its services, Adviser will not be liable for any error in judgment or any acts or omissions except those resulting from Adviser’s gross negligence, willful misconduct or malfeasance. Nothing herein shall constitute a waiver or limitation of any right of any person under applicable U.S. federal or state securities laws. Adviser has no responsibility or liability with respect to any assets outside of the Investment Account.
5.    Custody. Investment Account assets are held in one or more accounts in the custody of one or more banks, trust companies, broker-dealer firms or other entities identified by the Client and each Affiliated Company from time to time. Client shall provide prior notice to Adviser of the intended use of any custodian and afford Adviser the opportunity to object to such use on reasonable grounds.
Adviser will communicate its investment purchase, sale and delivery instructions directly to the appropriate custodian or other qualified depository. Client and/or each Affiliated Company shall be responsible for making and maintaining all custody arrangements and paying all custody charges and fees. Adviser shall have no responsibility or liability for custody arrangements or the acts or omissions of custodians or qualified depositories.
6.    Execution of Portfolio Transactions. When placing orders for the purchase or sale of investments for the Investment Account, Adviser may allocate all transactions to a particular broker or dealer for execution on such markets, at such prices and commission rates, as the Adviser determines in its sole discretion. In selecting brokers or dealers to execute portfolio transactions, Adviser is not required to solicit competitive bids or to seek the lowest available commission cost. Adviser does not generally negotiate “execution only” commission rates and, in negotiating commission rates, Adviser takes into account a number of factors, including financial stability and reputation of firms, as well as brokerage and research services provided by firms. Client understands that it and Affiliated Companies may be deemed to be paying for research provided or paid for by a broker or dealer which is included in the commission rate although Client and/or an Affiliated Company may not, in any particular instance, be the direct or indirect beneficiary of the research services provided. Research provided to Adviser by brokers or dealers may include, but is not limited to, written information and analyses concerning specific investments, issuers or market sectors; market, finance and economic studies and forecasts; financial publications; statistics and pricing services; discussions with research personnel; and certain software and data bases utilized in the investment management process. Client acknowledges that because commission rates are generally negotiable, selecting brokers and dealers on the basis of considerations not limited to commission rates may at times result in greater transaction costs than would otherwise be obtainable. Client authorizes Adviser to aggregate orders on behalf of the Investment Account with orders for other clients. In the event of such aggregation of orders, the allocation of the investments purchased or sold, and the expenses incurred in the transaction, shall be made by Adviser in a manner that it considers to be fair and equitable to all participating clients, including Client and the Affiliated Companies, and that is consistent with the allocation policies and procedures adopted and implemented by Adviser as set forth in the Adviser’s Form ADV Part II.
7.    Representations and Warranties.
(a) Client represents and warrants, on behalf of itself and each Affiliated Company that:
(i) It has full legal power and authority to enter into this Agreement;
(ii) The appointment of Adviser hereunder is permitted by Client’s and each Affiliated Company’s governing documents and has been duly authorized by all necessary corporate or other action;
(iii) It is a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act of 1940 and regulations thereunder and is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933;
(iv) It is not a “restricted person” within the meaning of Rule Conduct 2790 of the National Association of Insurance Commissioners;
(v) It will notify Adviser if any representations become untrue during the term of this Agreement;
(vi) It is not an employee benefit plan, and IRA, a “benefit plan investor” subject to the Employee Retirement Income Security Act of 1974 or Section 4975 of the Internal Revenue Code of 1986, or an entity in which the participation by benefit plan investors is “significant”, as such terms are defined in U.S. Department of Labor regulations; and
(vii) It will indemnify Adviser and hold it harmless against any and all losses, costs, claims, and liabilities which Adviser may suffer or incur arising out of any material breach of its representations and warranties herein.
(b) Adviser represents and warrants that:
(i) It has full legal power and authority to enter into this agreement;

(ii) Adviser’s entering into this Agreement has been duly authorized by all necessary corporate or other action;
(iii) It is registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”);
(iv) It will indemnify Client and/or each Affiliated Company and hold it harmless against any and all losses, costs, claims, and liabilities which Client and/or Affiliated Company, as appropriate, may suffer or incur arising out of any material breach of its representations and warranties herein; and
(v) It endeavors to value all securities at fair market value in a manner determined by the Adviser to be consistent with (a) its Valuation Policies and Procedures, as may be amended from time to time, and (b) industry practice.
Client acknowledges that Adviser does not serve as pricing agent for Client or Affiliated Companies with respect to the Investment Account, but may provide recommendations to Client, Affiliated Companies or their pricing agent(s) regarding fair value of investments if such parties so request.
8.    Reports. Adviser shall provide Client with reports on the status of the Investment Account in a format acceptable to Client on a monthly basis. All records maintained by Adviser relating to the Investment Account (e.g., trade tickets and custody reports) shall, upon reasonable notice, be made available to Client for inspection, or to persons authorized by Client, and to appropriate government authorities. If necessary, the Adviser shall provide copies of pertinent records that the Client or Affiliated Companies may reasonably need to respond government authorities, or for accounting or tax purposes.
9.    Fees and Expenses.
(a) The Client shall pay the Adviser a quarterly fee (the “Management Fee”) for its services under this Agreement as set forth on Schedule B. The Management Fee shall be billed and payable in arrears on a quarterly basis within 60 days after the last day of each calendar quarter based upon book values as of the last day of the calendar quarter. The Management Fee shall be pro-rated for any period less than a full calendar quarter. Asset inflows and outflows will be time-weighted so that the Fee will only be charged for the period of time such assets are in the Investment Account. In the event that the Management Fee is to be paid by the Custodian out of the Investment Account, the Client and/or the relevant Affiliated Company shall so instruct the Custodian in writing.
(b) The Client or Affiliated Company shall bear all expenses incurred directly in connection with portfolio transactions, whether such expenses are paid from the Investment Account or from other Client or Affiliated Company accounts. Such expenses include, but are not limited to, (i) custody fees, (ii) PAM (or other) accounting service fees contracted for by Client, (iii) fees for compliance software or services contracted for by Client, (iv) brokerage commissions or other investment expenses (except research fees and expenses), and (v) other expenses reasonably related to the purchase, sale or transmission of Investment Account assets.
10.    Confidential Relationship. All information and advice furnished by either party to the other under this Agreement, shall be treated by the receiving party as confidential and shall not be disclosed to third parties except as required by law.

11.    Assignment. Neither party may assign (within the meaning of the Advisers Act) this Agreement without the written consent of the other party and any attempted assignment without such consent terminates this Agreement.
12.    Instructions to Adviser. All instructions and directions to Adviser by Client or an Affiliated Company shall be in writing and may be delivered by first-class mail, facsimile or e-mail to the recipients identified in section 16 herein. Adviser may rely on such written instructions and directions if it reasonably believes the same to be genuine and to be signed, presented, sent, or authorized by appropriate personnel or representatives of Client. Further, the Adviser shall have no duty to make an inquiry on the directions provided and may accept the direction as conclusive evidence of the truth and accuracy of the direction given.
13.    Services to Other Clients. Adviser serves as an investment adviser to other clients and may give advice to and take action with respect to such clients that differs from the advice given or action taken with respect to the Investment Account. Nothing in this Agreement shall limit the right of Adviser, its members, managers, officers, employees, or affiliates to perform investment management or advisory services for any other person or entity, and the performance of such services for others shall not violate this Agreement or give rise to any duty or obligation to Client or to the Affiliated Companies.
14.    Investment by Adviser for its Own Account. Except as required by fiduciary duty and applicable law, this Agreement does not limit or restrict Adviser, or any of its members, managers, officers, employees or affiliates from buying, selling, or trading in securities for their own account or accounts. The Client acknowledges that the Adviser or its members, managers, officers, employees or affiliates and other clients may at any time have, acquire, increase, decrease or dispose of securities that are at or about the same time acquired or disposed of for the Investment Account. The Adviser has no obligation to purchase or sell for the Investment Account, or to recommend for purchase or sale by the Investment Account, any security that the Adviser or its members, officers, employees or affiliates may purchase or sell for itself or themselves or for any other client.
15.    Corporate Actions. Subject to written instructions from the Client or Affiliated Company Adviser is hereby appointed as agent and attorney-in-fact for the Client or Affiliated Company in its discretion to (a) vote, convert or tender in an exchange or tender offer any securities in the Investment Account; (b) execute waivers, consents and other instruments with respect to such securities; and (c) participate in or consent to any plan of reorganization, merger, combination, consolidation, liquidation, or similar plan with reference to such securities. Adviser shall not be liable to Client or any Affiliated Company by reason of any exercise of, or failure to exercise, any such discretion.
16.    Notices. All notices and instructions with regard to investment transactions or any other matters under this Agreement shall be considered duly given when actually received by the intended recipient in writing via first class mail, facsimile, or electronic-mail to the following addresses shown in Schedule C.
17.    Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties with respect to management of the Investment Account and supersedes any previous investment management agreement between the parties relating to the Investment Account. This Agreement may be amended only by a written instrument signed by both parties.
18.    Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach of the same, shall be settled by arbitration in accordance with the rules of the American Arbitration Association , and judgment on the award rendered by the arbitrators may be entered into any court having jurisdiction. All arbitration expenses shall be borne equally by the parties. Any arbitration proceeding arising under this Agreement shall be conducted in the County of New York, in the State of New York, or such other jurisdiction as the parties may mutually agree.
19.    Termination. This Agreement may be terminated by either party without penalty by written notice to the other party at least sixty (60) days prior to the date upon which such termination is to be effective. Client agrees that it and any Affiliated Company will honor any trades executed but not settled before the termination date. Upon termination of this Agreement, Client shall pay any (a) accrued and unpaid management fee, (b) accrued reimbursable expenses, and (c) reasonable expenses incurred in closing out the Investment Account.
20.    Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, or the application of such provision to any other persons or circumstances.
21.    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state of New York.
22.    Receipt of Disclosure. Client acknowledges receipt of a copy of Part II of Adviser’s Form ADV more than 48 hours prior to the execution of this Agreement.
23.    Counterparts. This Agreement may be executed in counterparts, each one of which shall be considered an original.

ADVISER		CLIENT
By:	/s/ Mark J. Plourde	By:	/s/ Margaret A. Meister
	Mark J. Plourde		Margaret A. Meister
	Chief Financial Officer and		Executive Vice President and
	Treasurer		Chief Financial Officer

Date: 12/31/14		Date: 12/31/14

SCHEDULE A
Affiliated Companies

Symetra Life Insurance Company
Symetra National Life Insurance Company
Symetra Reinsurance Corporation
TIF Invest III, LLC

SCHEDULE B
Quarterly Management Fee

The quarterly management fee is computed and paid on the basis of the assets in the Investment Account at book value. The Fee is equal to one-fourth of the annual fee rate shown below:

Book Value of Investment Account	Annual Fee
Up to $1 billion	0.10% of net assets
Over $1 billion, up to $2 billion	0.085% of net assets
Over $2 billion, up to $5 billion	0.075% of net assets
Over $5 billion	0.025% of net assets

SCHEDULE C

ADVISER

First Class mail:	Chief Financial Officer
200 Hubbard Road
Guilford, Connecticut 06437

Facsimile:	203-458-0754

Electronic Mail:	mplourde@whitemountains.com
CLIENT

First Class Mail:	Chief Investment Officer
200 Hubbard Road, Suite 200
Guilford, Connecticut 06437

Facsimile:	860-370-7019

Electronic Mail:	mark.hunt@symetra.com